Exhibit 2.3

Description of the Company’s Securities

The following is a description of material terms of, and is qualified in its entirety by, the Company Charter and the Company Bye-laws. Under “Description of the Company’s Securities,” “we,” “us,” “our,” the “Company” and “our company” refer to Paysafe Limited and not to any of its subsidiaries.

We are an exempted company incorporated under the laws of Bermuda. We are registered with the Registrar of Companies in Bermuda under registration number 56074. We were incorporated on November 23, 2020 under the name Paysafe Limited. Our registered office is located at Victoria Place, 31 Victoria Street, Hamilton HM10, Bermuda. Our agent for service of process in the United States is Cogency Global Inc.

Our objects are unrestricted, and we have the capacity of a natural person. We can therefore undertake activities without restriction on our capacity.

Our authorized share capital is is US$22,000,000 divided into 1,600,000,000 common shares, par value $0.012 per share and 233,333,333.3 undesignated shares, par value $0.012 per share. As of March 1, 2023, there are approximately 60.79 million Company Common Shares issued and outstanding, and no preference shares outstanding. All of our issued and outstanding common shares have been issued fully paid. Unless the Company Board determines otherwise, we will issue all of our share capital in uncertificated form.

Pursuant to the Company Bye-laws, subject to the requirements of the NYSE and subject to any resolution of the shareholders to the contrary, the Company Board is authorized to issue any of our authorized but unissued shares on such terms as the Company Board determines. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares.

Company Common Shares

Under Bermuda law and the Company Bye-laws, the Company Board is authorized to issue any of our authorized but unissued shares without shareholder approval on such terms as the Company Board determines. The holders of Company Common Shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of Company Common Shares are entitled to one vote per share on all matters submitted to a vote of holders of Company Common Shares. Unless a different vote is required by Bermuda law or by the Company Bye-laws, resolutions to be approved by holders of voting shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. Holders of Company Common Shares will vote together as a single class on all matters presented to the shareholders for their vote or approval, including the election of directors. The Company Charter and the Company Bye-laws do not authorize cumulative voting and directors are elected by plurality of votes.

Any individual who is a shareholder of the Company and who is present at a meeting may vote in person, as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders. The Company Bye-laws also permit attendance at general meetings by proxy, provided the instrument appointing the proxy is in such form as the Company Board may determine.

In the event of our liquidation, dissolution or winding up, the holders of Company Common Shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares.

Preference Shares

Under Bermuda law and the Company Bye-laws, the Company Board is authorized to issue preference shares in one or more series without shareholder approval. The Company Board has the discretion under the Company Bye-laws to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of our authorized but unissued undesignated shares, and the Company Board may issue those shares in series of preference shares, without any further shareholder approval. The rights with respect to a series of preference shares may be greater than the rights attached to our Company Common Shares. It is not possible to state the actual effect of the issuance of any preference shares on the rights of holders of our Company Common Shares until the Company Board determines the specific rights attached to those preference shares. The effect of issuing preference shares could include, among other things, one or more of the following:

•	restricting dividends in respect of our Company Common Shares;

•	diluting the voting power of our Company Common Shares or providing that holders of preference shares have the right to vote on matters as a class;

•	impairing the liquidation rights of our Company Common Shares; or

•	delaying or preventing a change of control of us.

There are no preference shares outstanding, and we have no present plans to designate the rights of or to issue any preference shares.

Dividend Rights

Under Bermuda law and the Company Bye-laws, the Company Board has discretion as to the payment of dividends on our Company Common Shares, including the amount (if any), payment date and whether paid in cash or satisfied by our shares or other assets, without shareholder approval. Under Bermuda law, we may not declare or pay dividends if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) that the realizable value of our assets would as a result be less than our liabilities. Under the Company Bye-laws, each Company Common Share is entitled to dividends if, as and when dividends are declared by the Company Board, subject to any preferred dividend right of the holders of any preference shares. If we are permitted under Bermuda law to pay dividends, there are no restrictions on our ability to pay dividends in U.S. dollars or to U.S. residents who are holders of our shares.

As disclosed in “Item 8. Financial Information—Dividend Policy,” we have no current plans to pay dividends on our Company Common Shares and no obligation under Bermuda law or the Company Bye-laws to do so. Any decision to declare and pay dividends in the future will be made at the sole discretion of the Company Board and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that the Company Board may deem relevant. Because we are a holding company and have no direct operations, we will only be able to pay dividends from funds we receive from our subsidiaries. In addition, our ability to pay dividends will be limited by covenants in our existing indebtedness and may be limited by the agreements governing any indebtedness we or our subsidiaries may incur in the future. See “Description of Certain Indebtedness.”

Any cash dividends payable to holders of our Company Common Shares listed on the NYSE will be paid to Continental Stock Transfer & Trust Company, our transfer agent in the United States, for disbursement to those holders.

Variation of Rights

If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (i) with the consent in writing of the holders of a majority of the issued shares of that class or (ii) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing a majority of the issued shares of the relevant class is present in person or by proxy. The Company Bye-laws specify that the creation or issue of shares ranking equally with existing shares or the purchase or redemption by us of our shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking prior to common shares will not be deemed to vary the rights attached to common shares or, subject to the terms of any other series of preference shares, to vary the rights attached to any other series of preference shares.

Transfer of Shares

The Company Board may, in its absolute discretion and without assigning any reason, refuse to register the transfer of a share that it is not fully paid (but we do not currently have, or intend to issue, any shares which are not fully-paid). The Company Board may also refuse to recognize any required instrument of transfer of a share unless it is accompanied by the relevant share certificate (if issued), such other evidence of the transferor’s right to make the transfer as the Company Board shall reasonably require, and unless the Company Board is satisfied that all applicable consents, authorizations, permissions or approvals are in place and that the transfer would not violate any agreement to which the Company or the transferor is subject.

When our shares are listed or admitted to trading on an appointed stock exchange (which includes the NYSE), they will be transferred in accordance with the rules and regulations of such exchange.

If at any time our shares cease to be listed or admitted to trading on an appointed stock exchange, which includes the NYSE, the permission of the Bermuda Monetary Authority is required, pursuant to the provisions of the Exchange Control Act 1972 and related regulations, for all transfers of shares (which includes our Company Common Shares) of Bermuda companies to or from a non-resident of Bermuda for exchange control purposes, other than in cases where the Bermuda Monetary Authority has granted a general permission. Subject to the restrictions mentioned above, a holder of common shares may transfer the title to all or any of such holder’s common shares by completing a form of transfer in such form as the Company Board may accept. The instrument of transfer must be signed by the transferor and transferee, although in the case of a fully paid share the Company Board may accept the instrument signed only by the transferor.

Meetings of Shareholders

Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year, which is referred to as the annual general meeting. However, the shareholders may by resolution waive this requirement, either for a specific year or period of time, or indefinitely. When the requirement has been so waived, any shareholder may, on notice to the company not later than three months before the end of the year in question, require the holding of an annual general meeting, in which case an annual general meeting must be called. We intend to hold an annual general meeting in the year ending December 31, 2023.

Bermuda law provides that a special general meeting of shareholders may be called by the Company Board of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up share capital of the company carrying the right to vote at general meetings. Bermuda law also requires that shareholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. The Company Bye-laws provide that the president or chairman or a majority of the Company Board may convene an annual general meeting or a special general meeting; provided, however, that for so long as our Principal Shareholders (as defined in the Shareholders Agreement) beneficially own, collectively, at least 30% of the issued and outstanding shares carrying the right to vote at general meetings at the relevant time, special meetings of our shareholders shall also be called by the Company Board or the chairman of the Company Board at the request of a Principal Shareholder. Under the Company Bye-laws, at least five clear days’ notice (as defined in the Company Bye-laws) of an annual general meeting or a special general meeting must be given to each shareholder entitled to vote at such meeting. The quorum required for a general meeting of shareholders generally is two or more persons present throughout the meeting and representing, in person or by proxy, a majority of the issued shares entitled to vote at such meeting; provided, however, that if the special general meeting was requisitioned by shareholders in accordance with the provisions of Bermuda law, the quorum required for such meeting is two or more persons present throughout the meeting and representing in person or by proxy of at least 75% of the issued shares entitled to vote at such meeting.

Access to Books and Records and Dissemination of Information

Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the Company Charter, including its objects and powers, certain alterations to the Company Charter and a list of the directors of the company. The shareholders have the additional right to inspect the Company Bye-laws of a company, minutes of general meetings and a company’s audited financial statements, which must be presented to the annual general meeting. The register of shareholders of a company is also open to inspection by shareholders and by members of the general public without charge. The register of shareholders is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of shareholders for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Certain Bermuda companies are required to maintain a register of their beneficial owners holding more than 25% of their shares, which is not open for inspection by the public. We will be exempted from this requirement for so long as our shares are listed on an appointed stock exchange, which includes the NYSE.

Election of Directors

The Company Bye-laws provide that the Company Board shall consist of eleven directors or such lesser or greater number as the Company Board, by resolution, may from time to time determine, provided that, at all times, there shall be no fewer than three directors. The Company Board currently consists of 11 directors.

The Company Bye-laws provide that, subject to the rights granted to one or more series of preference shares then outstanding or the rights granted under the Shareholders Agreement, any newly-created directorship on the Company Board that results from an increase in the number of directors and any vacancies on the Company Board will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director or by the shareholders; provided, however, at any time our Principal Shareholders beneficially own, collectively, less than 30% of the issued and outstanding shares carrying the right to vote at general meetings at the relevant time, any newly-created directorship on the Company Board that results from an increase in the number of directors and any vacancy occurring in the Company Board may only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the shareholders).

Any shareholder wishing to propose for election as a director someone who is not an existing director or is not proposed by the Company Board must give notice of the intention to propose the person for election to the Company in accordance with the timetable set forth in the Company Bye-laws. In addition, the proposed nominee must be approved by the competent regulatory authorities with responsibility for regulating the business activities of the Company and group of companies to which it belongs. Where a director is to be elected at an annual general meeting, the shareholder notice must be given not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting prior to the giving of the notice or, in the event the annual general meeting is called for a date that is not 30 days before or after such anniversary the notice must be given not later than 21 days following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made. Where a director is to be elected at a special general meeting the shareholder notice must be given not later than 10 days following the earlier of the date on which notice of the special general meeting was posted to shareholders or the date on which public disclosure of the date of the special general meeting was made. Such proposal must be made in accordance with the procedures set forth in the Company Bye-laws. These provisions will not apply to the parties to the Shareholders Agreement so long as the Shareholders Agreement remains in effect. These provisions will not apply to a requisition pursuant to the Companies Act.

Proceedings of Company Board

The Company Bye-laws provide that our business is to be managed and conducted by the Company Board. Bermuda law permits individual and corporate directors and there is no requirement in the Company Bye-laws or Bermuda law that directors hold any of our shares. There is also no requirement in the Company Bye-laws or Bermuda law that our directors must retire at a certain age.

The remuneration of our directors is determined by the Company Board and each such director, other than directors who are employees of the Company, shall be entitled to a fee at a rate determined by the Company Board.

The directors may also be paid all travel, hotel and other expenses properly incurred by them in connection with our business or their duties as directors.

A director who has a direct or indirect interest in any contract or arrangement with us must disclose such interest as required by Bermuda law. Such an interested director may be counted in the quorum but is not entitled to vote on or participate in any discussion in respect of any such contract or arrangement in which he or she is interested.

Indemnification of Directors and Officers

Section 98 of the Companies Act provides generally that a Bermuda company may exempt or indemnify its directors, officers and auditors against any liability that by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

The Company Bye-laws provide that we shall indemnify and advance expenses to our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The Company Bye-laws also provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We will purchase and maintain a directors’ and officers’ liability policy for such a purpose.

Amendment of Company Charter and Company Bye-laws

Bermuda law provides that the Company Charter may be amended by a resolution passed at a general meeting of shareholders. Under Bermuda law, the holders of an aggregate of not less than 20% in par value of the company’s issued share capital or any class of shares have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the Company Charter adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the Company Charter must be made within twenty-one days after the date on which the resolution altering the Company Charter is passed and may be made on behalf of persons entitled to make the application by one or more of them. No application may be made by shareholders who voted in favor of the amendment.

Amendments to the Company Bye-laws will require the approval of the Company Board and the affirmative vote of a majority of the issued and outstanding shares carrying the right to vote at general meetings at the relevant time. In addition, the Company Bye-laws provide that at any time when our Principal Shareholders collectively beneficially own, in the aggregate, less than 30% of the issued and outstanding shares carrying the right to vote at general meetings at the relevant time, certain provisions in the Company Bye-laws, including the provisions providing for a classified board of directors (the election and term of our directors), may be amended, altered, repealed or rescinded only by the affirmative vote of at least 66 2/3% of the issued and outstanding shares carrying the right to vote at general meetings at the relevant time. This provision makes it more difficult for any person to remove or amend any provisions in the Company Bye-laws that may have an anti-takeover effect.

Certain Corporate Anti-Takeover Provisions

Certain provisions in the Company Bye-laws may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the common shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board.

Common Shares

The authorized but unissued common shares will be available for future issuance by the Company Board on such terms as the Company Board may determine, subject to any resolutions of the shareholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued Company Common Shares could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger, amalgamation, scheme of arrangement or otherwise.

Preference Shares

We have authorized 233,333,333.3 of as yet undesignated shares in the Company, the rights and restrictions attaching to which are not defined by the Company Bye-laws. Pursuant to the Company Bye-laws, preference shares may be issued by the Company from time to time, and the Company Board is authorized (without any requirement for further shareholder action) to determine the rights, preferences, powers, qualifications, limitations and restrictions attaching to those shares (and any further undesignated shares which may be authorized by our shareholders).

Classified Board

The Company Bye-laws provide that, subject to the right of holders of any series of preference shares, the Company Board will be divided into three classes of directors, as nearly equal in number as possible, and with the directors serving staggered three-year terms, with only one class of directors being elected at each annual meeting of shareholders. As a result, approximately one-third of the Company Board will be elected each year.

The classification of directors will have the effect of making it more difficult for shareholders to change the composition of the Company Board. The Company Bye-laws provide that, subject to any rights of holders of preference shares to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the Company Board.

Removal of Directors

In accordance with the terms of the Company Bye-laws, our directors may be removed only by resolution, with or without cause, upon the affirmative vote of a majority of the issued and outstanding shares carrying the right to vote at general meetings at the relevant time; provided, however, at any time when our Principal Shareholders beneficially own, collectively, less than 30% of the issued and outstanding shares carrying the right to vote at general meetings at the relevant time, directors may only be removed for cause, and only upon the affirmative vote of holders of at least 66 2/3% of the then issued and outstanding shares carrying the right to vote at general meetings at the relevant time.

Restriction on Shareholder Action by Written Consent

The Company Bye-laws provide that for so long as our Principal Shareholders beneficially own, collectively, at least 30% of the issued and outstanding shares carrying the right to vote at general meetings at the relevant time, anything (except the removal of a director or an auditor) which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the shareholders may, without a meeting, be done by resolution in writing signed by, or on behalf of, such number of shareholders who, at the date that the notice of resolution is given, represent not less than the minimum number of votes as would be required if the resolution was voted on at a meeting of shareholders. If our Principal Shareholders cease to beneficially own, collectively, at least

30% of the issued and outstanding shares carrying the right to vote at general meetings at the relevant time, all shareholder action may be taken only at an annual meeting or special general meeting of shareholders and may not be taken by written consent in lieu of a meeting. Failure to satisfy any of the requirements for a shareholder general meeting could delay, prevent or invalidate shareholder action.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

The Company Bye-laws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual general meeting of shareholders or special general meeting of shareholders must provide timely notice of their proposal. Generally, to be timely, a shareholder’s notice must be received with advance notice to the fullest extent permitted by law. The Company Bye-laws also specify requirements as to the form and content of a shareholder’s notice for shareholder proposals and nominations. These provisions may impede shareholders’ ability to bring matters before an annual or special general meeting of shareholders or make nominations for directors at a general meeting of shareholders.

Voting Requirements

Approval of certain significant corporate transactions, including amendments to the Company Bye-laws, will require the approval of the Company Board in addition to any other vote required by applicable law.

Amalgamations and Business Combinations

The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the Company Board and by our shareholders. The Company Bye-laws provide that a majority in number of the Company Board present at a meeting where a quorum is present is required to approve the amalgamation or merger agreement. Additionally, the Company Bye-laws provide that a resolution passed by holders of a majority of the issued and outstanding shares carrying the right to vote at general meetings at the relevant time is required to approve the amalgamation or merger agreement. The Company Bye-laws provide that a merger or an amalgamation that is a business combination with an interested shareholder must be approved as described below.

The Company Bye-laws contain provisions regarding “business combinations” with “interested shareholders.” Pursuant to the Company Bye-laws, in addition to any other approval that may be required by applicable law, we may not engage in certain “business combinations” with any “interested shareholder” for a three-year period following the time that the shareholder became an interested shareholder, unless:

•	prior to such time, the Company Board approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•

upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our issued and outstanding voting shares at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by the Company Board and by the affirmative vote of holders of at least 66 2/3% of our issued and outstanding voting shares that are not owned by the interested shareholder.

Generally, a “business combination” includes a merger, amalgamation, asset or share sale, or other transaction resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 10% or more of our issued and outstanding voting shares, but our Principal Shareholders and their affiliates and any of their respective direct or indirect transferees shall not constitute “interested shareholders” for purposes of this provision.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested shareholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with the Company Board because the shareholder approval requirement would be avoided if the Company Board approves either the business combination or the transaction that results in the shareholder becoming an interested shareholder. These provisions also may have the effect of preventing changes in the Company Board and may make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.

Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and who is not satisfied that fair value has been offered for such shareholder’s shares may, within one (1) month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda within one (1) month of the transaction to appraise the fair value of those shares.

Shareholder Suits

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the Company Charter or the Company Bye-laws. Furthermore, consideration would be given by a Bermuda court to allow a shareholder to commence such action where acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

The Company Bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer.

Capitalization of Profits and Reserves

Pursuant to the Company Bye-laws, the Company Board may (i) capitalize any part of the amount of our share premium or other reserve accounts or any amount credited to our profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro-rata (except in connection with the conversion of shares) to the shareholders; or (ii) capitalize any sum standing to the credit of a reserve account or sums otherwise available for dividend or distribution by paying up in full, partly paid or nil paid shares of those shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.

Transfer Agent and Registrar

A register of holders of the Company Common Shares will be maintained by MQ Services Ltd. in Bermuda, and a branch register will be maintained in the United States by Continental Stock Transfer & Trust Company, who will serve as branch registrar and transfer agent.

Listing

Our Company Common Shares are listed on the NYSE under the symbol “PSFE.” Our warrants are listed on the NYSE under the symbol “PSFE.WS.”

Untraced Shareholders

The Company Bye-laws provide that the Company Board may forfeit any dividend or other monies payable in respect of any shares which remain unclaimed for six years from the date when such monies became due for payment. In addition, we are entitled to cease sending dividend warrants and checks by post or otherwise to a shareholder if such instruments have been returned undelivered to, or left uncashed by, such shareholder on at least two consecutive occasions or, following one such occasion, reasonable enquires have failed to establish the shareholder’s new address. This entitlement ceases if the shareholder claims a dividend or cashes a dividend check or a warrant.

Certain Provisions of Bermuda Law

We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. There are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our Company Common Shares.

Under Bermuda law, “exempted” companies are companies formed for the purpose of conducting business outside Bermuda from a principal place of business in Bermuda. As an “exempted” company, we generally may not, without the express authorization of the Bermuda legislature or under a license or consent granted by the Minister of Finance, participate in certain business transactions in Bermuda, including: (i) the acquisition or holding of land in Bermuda (except that held by way of lease or tenancy agreement which is required for its business and held for a term not exceeding 50 years; or (ii) the carrying on of business with persons outside Bermuda.

The Bermuda Monetary Authority has, pursuant to its general permissions issued in its Notice to the Public of June 2015, given its consent for the issue and free transferability of all of our Company Common Shares to and between non-residents of Bermuda for exchange control purposes, provided our shares remain listed on an appointed stock exchange, which includes the NYSE. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed herein. Certain issues and transfers of common shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the Bermuda Monetary Authority.

The Bermuda Economic Substance Act 2018 and associated regulations (the “Economic Substance Act”) require Bermuda companies carrying on certain relevant activities to comply with obligations related to their economic substance in Bermuda, including being managed and directed from Bermuda and undertaking certain core income generating activities in Bermuda. For entities which are resident for tax purposes in certain jurisdictions outside Bermuda, only limited compliance and filing obligations are relevant.

In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust.

Limitations on the Right to Own Securities

In addition to the limitations applicable to all businesses under applicable law, the right to own our securities is subject to limitations imposed due to the nature of the products and services that we offer, as summarized below. Any shareholder seeking to acquire 10% or more of our shares or the voting rights attached to our shares or acquiring the power to exercise, directly or indirectly, an equivalent degree of control in us should carefully consider the regulatory framework within which we operate and the formalities that must be complied with. See “Item 4. Business Overview—Payments Regulation” and “Item 3. Key Information—D. Risk Factors—Regulatory, Legal and Tax Risks—Limitations imposed by the FCA and CBI on the right to own our securities may result in sanctions being imposed on our regulated subsidiaries and an acquirer of such securities in the event of noncompliance by such acquirer, and may reduce the value of our shares.”

Several of the Company’s indirect subsidiaries are subject to regulatory supervision, including the requirement to obtain prior consent from the relevant regulator when a person holds, acquires or increases a qualifying holding in those entities.

As such, each person who, alone or together with others, holds, acquires or increases a qualifying holding/control in any of these regulated subsidiaries, directly or indirectly (including by way of investment in Paysafe), as a result of which certain thresholds are reached or passed, will require prior approval or a declaration of no objection from the relevant regulator (the FCA in the UK and the CBI in Ireland) prior to obtaining such qualifying holding/control. This requirement to obtain prior approval or a declaration of no objection for qualifying holdings/changes in control in the regulated subsidiaries implements the requirements relating to qualifying holdings in payment services providers as set out in PSD2.

A “qualifying holding” or “an acquisition of control” in UK terms is a direct or indirect holding of 10% or more of the issued share capital of any of the regulated subsidiaries, the ability to exercise directly or indirectly 10% or more of the voting rights in such regulated subsidiary, or the power to exercise, directly or indirectly, an equivalent degree of control in such regulated subsidiary.

Holders of such qualifying holdings or “controllers” in UK terms, will also be subject to certain additional notification requirements where the size of such holdings increase beyond or fall below certain thresholds, as required by Article 6 of PSD2 (as implemented in the UK and Ireland).

Local laws, regulations and guidelines, including the EU Joint Guidelines on the prudential assessment of acquisitions and increases of qualifying holdings in the financial sector (JC/GL/2016/01), shall be taken into account in assessing a qualifying holding/control (e.g., the voting rights of any other shareholders with whom a person is acting in concert are also relevant in determining a person’s voting rights).

Company Warrants

The Company Warrants represent the right to purchase one Company Common Share at a price of $138 per share. The Company Warrants became exercisable on August 21, 2021 and will expire on the fifth anniversary of Closing at 5:00 p.m. New York City time, or upon an earlier redemption. The Company Warrants are governed by the Warrant Agreement, as modified by a warrant assumption agreement that was entered into by the Company and Continental Stock Transfer & Trust Company, as warrant agent, in connection with the Closing.

Public Warrants

The following description applies to Public Warrants that became Company Warrants as a result of the Business Combination.

As set forth in the Warrant Agreement, the Public Warrants that were previously issued in the private placement (i) may be exercised for cash or on a “cashless basis,” (ii) shall not be redeemable by the Company pursuant to Section 6.1 of the Warrant Agreement and (iii) shall only be redeemable by the Company pursuant to Section 6.2 of the Warrant Agreement if the Reference Value (as defined in the Warrant Agreement) is less than $216.00 per share.

Once the Company Warrants become exercisable pursuant to the exercise period, the Company may call all such Company Warrants for redemption if, and only if, the reported last sale price of our Company Common Shares equals or exceeds $216.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day before the Company sends the notice of redemption to the holders of Company Warrants. In addition, the Company may only call such Company Warrants for redemption:

•
in whole and not in part;
•
at a price of $0.01 per warrant;
•
upon not less than 30 days’ prior written notice of redemption to each warrantholder.

Additionally, once the Company Warrants become exercisable, the Company may call all such Company Warrants for redemption at a price of $0.10 per warrant when the price per share of our Company Common Shares equals or exceeds $120.00 provided that (i) the Reference Value (as defined in the Warrant Agreement) equals or exceeds $120.00 per share (subject to adjustment) and (ii) if the Reference Value is less than $216.00 per share (subject to adjustment), the Private Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants. After the Company has provided notice of redemption to the holders of Company Warrants, the holders of such Company Warrants may elect to exercise their Company Warrants on a “cashless basis” and receive a number of shares of Company Common Stock as set forth in the Warrant Agreement (a “Make-Whole Exercise”).

If and when the Company Warrants become redeemable, the Company may not exercise its redemption rights if the issuance of Company Common Shares upon exercise of the Company Warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

A holder of a Company Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Company Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) (the “Maximum Percentage”) of our Company Common Shares outstanding immediately after giving effect to such exercise. By written notice to the Company, the holder of a Company Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

In the event of a consolidation, combination, reverse share split or reclassification of Company Common Shares or other similar event, then on the effective date of such event, the number of Company Common Shares issuable on exercise of each Company Warrant will be decreased in proportion to such decrease in issued and outstanding Company Common Shares.

In the case of any reclassification, reorganization, merger or consolidation of the issued and outstanding Company Common Shares, the holders of Company Warrants are entitled to purchase and receive the kind and amount of Company Common Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation.

The Company Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a “cashless basis,” if applicable), by certified check or bank draft payable to the order of the warrant agent, for the number of the Company Warrants being exercised. The warrantholders do not have the rights or privileges of holders of Company Common Shares or any voting rights until they exercise their Company Warrants and receive Company Common Shares.

Private Warrants

The following description applies to Private Warrants that became Company Warrants as a result of the Business Combination.

On July 31, 2020, FTAC entered into a Forward Purchase Agreement with Cannae Holdings, a diversified holding company which is externally managed by Trasimene Capital, but is not an affiliate of FTAC or the Founder, in which Cannae Holdings agreed to purchase an aggregate of 5,000,000 redeemable private placement warrants to purchase one (1) share of FTAC’s Class A Common Stock at $11.50 per share, in a private placement which occurred concurrently with the closing of an initial business combination. Pursuant to the Warrant Agreement, Cannae Holdings and its permitted transferees may transfer, assign or sell their Private Warrants following the effectiveness of this registration statement. Except as otherwise provided in Section 6 of the Warrant Agreement, the terms of the Private Warrants mirror those of the Public Warrants.

Comparison of Corporate Governance and Shareholder Rights

Paysafe is a Bermuda company. The Bermuda Companies Act, the Company Charter and the Company Bye-laws govern the rights of its shareholders. Bermuda law differs in some material respects from laws generally applicable to United States corporations and their stockholders. Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of a Delaware corporation and Paysafe according to applicable law and/or its organizational documents, as applicable. You also should review the Company Charter, the Company Bye-laws, as well as the Delaware General Corporation Law and the Bermuda Companies Act, to understand how these laws apply to Paysafe.

Provision	A Delaware Corporation	The Company (A Bermuda exempted limited company)
Applicable corporate law legislation	DGCL	Companies Act 1981, as amended (the “Companies Act”)

Voting Rights

Except as otherwise provided by applicable law or in the certificate of incorporation or bylaws, the holders of common stock have the right to vote for the election of director and all other purposes.

Unless otherwise required by the DGCL, the certificate of incorporation or the bylaws, any question brought before any meeting of stockholders is decided by a majority of votes cast by holders of the stock represented and entitled to vote thereon.

Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different vote is required by Bermuda law or by the Company Bye-laws, resolutions to be approved by holders of voting shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. Holders of common shares will vote together as a single class on all matters presented to the shareholders for their vote or approval, including the election of directors. The Company Charter and the Company Bye-laws do not authorize cumulative voting and directors are elected by plurality of votes.

Appraisal Rights	Under the DGCL, in certain situations, appraisal rights may be available in connection with a merger or a consolidation.

Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Stockholder Meeting Quorum

Quorum shall be present at a meeting of stockholders if the holder or holders of a majority of the shares entitled to vote are present in person, represented by duly authorized representative in the case of a corporation or other legal entity or represented by proxy.

For a general meeting convened by the Company Board, the quorum required for such meeting is at least two shareholders present in person or by proxy and entitled to vote representing the holders of a majority of the issued shares entitled to vote. At a general meeting convened other than by the Company Board, the quorum required for such meeting is two or more shareholders present in person or by proxy and entitled to vote representing the holders of at least 75% of the issued shares entitled to vote at such meeting.

Stockholder/Shareholder Consent to Action Without Meeting

Under Delaware corporate law, unless otherwise provided in the certificate of incorporation, any action that can be taken at a meeting of the stockholders (except stockholder approval of a transaction with an interested stockholder, which may be given only by vote at a meeting of the stockholders) may be taken without a meeting if written consent to the action is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take the action at a meeting of the stockholder.

Shareholders may act by written consent for so long as the Principal Shareholders beneficially own, collectively, at least 30% of the Company’s voting power, then action may be taken by a majority of votes that would be required to pass the resolution as if it had been voted on at a meeting of shareholders.

Inspection of Books and Records; Information Requests

All stockholders of a Delaware corporation have the right, upon written demand, to inspect or obtain copies of the corporation’s shares ledger and its other books and records for any purpose reasonably related to such person’s interest as a stockholder.

Members of the general public have the right to inspect the Company’s public documents available at the office of the Registrar of Companies in Bermuda and the Company’s registered office in Bermuda, which will include the Company Charter (including its objects and powers) and certain alterations to the Company Charter and a list of the directors of the Company. The shareholders have the additional right to inspect the Company Bye-laws, minutes of general meetings and audited financial statements, which must be presented to the annual general meeting of shareholders.

The register of shareholders of a company is also open to inspection by shareholders and members of the general public without charge. The register of shareholders is required to be open for inspection for not less than two (2) hours in any business day (subject to the ability of a company to close the register of shareholders for not more than 30 days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Certain Bermuda companies are required to maintain a register of their beneficial owners holding more than 25% of their shares, which is not open for inspection by the public. The Company will be exempted from this requirement for so long as its shares are listed on an appointed stock exchange, which includes the NYSE.

Stockholder/Shareholder Lawsuits for violation of directors’ duties	A stockholder may bring a derivative suit for alleged violation of directors’ duties,	The Company Bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in subject to procedural requirements.

right of the Company, against any of the Company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. As such, shareholders may not have a direct cause of action against the directors.

Stockholders’/Shareholders’ Suits in General

Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action on behalf of a company to remedy a wrong to the Company where the act complained of is alleged to be beyond the corporate power of the Company or illegal, or would result in the violation of the Company Charter or the Company Bye-laws.

Furthermore, consideration would be given by a Bermuda court to allow derivative action rights in relation to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the Company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the Company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the Company.
Election and Removal of Directors; Vacancies

Under Delaware corporate law, a vacancy or a newly created directorship may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, unless otherwise provided in the certificate of incorporation or by-laws. Directors chosen to fill vacancies generally hold office until the next election of directors. If, however, a corporation’s directors are divided into classes, a director chosen to fill a vacancy holds office until the next election of the class for which such director was chosen.

Except in the case of a corporation with a classified board (unless the certificate of incorporation provides otherwise) or with cumulative voting, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors. The board may increase the size of the board and fill any vacancies.

The board shall consist of eleven (11) directors or such other number as determined by the Board, but no fewer than three (3) Directors. The appointment of Directors at a general meeting would be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

For so long as the Principal Shareholders beneficially own at least 30% of the Company’s voting securities, directors may be removed by a majority vote of shareholders present in person or by proxy, provided that certain procedures described in the Company Bye-laws are followed.

When the Principal Shareholders beneficially own less than 30% of the Company’s voting securities, Directors may only be removed for “cause” (as determined by the Board, in their sole discretion from time to time) and only upon the affirmative vote of at least 66 2/3 of the Company’s voting securities.

When the Principal Shareholders beneficially own, collectively, less than 30% of the Company’s voting securities, any newly-created directorships on the Board that results from an increase in the number of Directors and/or any vacancy occurring in the Board, may only be filled by resolution of the Board, or by the sole remaining Director (and not by the Shareholders in general meeting).

Classified or Staggered Boards	Classified boards are permitted and do prevent the removal of directors with immediate effect.	Classified board with staggered elections; three (3) classes of directors each elected for a term of three (3) years.

Indemnification of Directors and Officers

A corporation is generally permitted to indemnify its directors and officers if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, except that in any action brought by or in the right of the corporation, such indemnification may be made only for expenses (not judgments or amounts paid in settlement) and may not be made even for expenses if the officer, director or other person is adjudged liable to the corporation (unless otherwise determined by the court).

The directors and officers are indemnified out of the funds of the Company against all liabilities, losses, damages or expenses (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all legal and other costs and expenses properly payable) arising out of the actual or purported execution or discharge of his duties or the exercise or purported exercise of his powers or otherwise in relation to or in connection with his duties, powers or office (including but not limited to liabilities attaching to him and losses arising by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the Company or any subsidiary of the Company).

Limited Liability of Directors

The DGCL law permits the limiting or eliminating of the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful stock repurchases or dividends, or improper personal benefit.

Directors are liable to the Company in respect of any negligence, default or breach of duty on his own part in relation to the Company or any subsidiary of the Company, or for any loss or damage which may happen, in or arising out of the actual or purported execution or discharge of his duties or the exercise or purported exercise of his powers or otherwise in relation to or in connection with his duties, powers or office.

Special Vote Required for Combinations with Interested Stockholders/Shareholders	The Delaware General Corporation Law contains a business combination statute	A transaction entered into by the Company in which a director has an interest will not be voidable by applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned more than 15% of the target’s outstanding voting stock within the past three years.

This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

the Company and such director will not be liable to the Company for any profit realized pursuant to such transaction as a result of such interest, provided the nature of the interest is disclosed at the first opportunity either at a meeting of directors or in writing to the directors. The Company Bye-laws provide that a majority in number of the Company Board present at a meeting where a quorum is present is required to approve the amalgamation or merger agreement and require directors to recuse themselves from any discussion or decision at a meeting involving another firm or company with which the director is affiliated or other matters with respect to which the director has a personal conflict.

Approval of Certain Transactions

Under the DGCL, the consummation of a merger or consolidation requires the approval of the board of directors of the corporation which desires to merge or consolidate and requires that the agreement and plan of merger be adopted by the affirmative vote of a majority of the stock of the corporation entitled to vote thereon at an annual or special meeting for the purpose of acting on the agreement. However, no such

Amalgamations and Mergers:

Any merger or amalgamation of the Company with another company shall require the approval of (i) the Board by a resolution passed with the approval of a majority of those Directors then in office and eligible to vote on that resolution XX and (ii) a Resolution passed by a majority of votes cast, in addition to any other sanction required by the Companies Acts in respect of any variation of the approval and vote are required if such corporation is the surviving corporation and such corporation’s certificate of incorporation is not amended, the stockholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after the effective date of the merger; and either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger. Under the DGCL, a sale or all or substantially all of a corporation’s assets requires the approval of such corporation’s board of directors and the affirmative vote of a majority of the outstanding stock of the corporation entitled to vote thereon.

rights of any class of Shareholders.

If the Company has more than one class of shares at that time, the Companies Act provides that all of the Company shares carry the right to vote on the merger or amalgamation, whether or not they otherwise carry the right to vote, and that the holders of a class of shares have the right to vote separately as a class if the merger or amalgamation terms would result in a variation of their share class rights.

Takeovers:

An acquiring party is generally able to acquire compulsorily the common shares of minority holders of a company: (a) by a procedure under the Companies Act known as a “scheme of arrangement.” A scheme of arrangement could be effected by obtaining the agreement of the Company and its shareholders. The scheme must be approved by a majority in number of shareholders present and voting, at a court ordered meeting held to consider the scheme of arrangement, and representing 75% in value of the issued and outstanding shares. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme of arrangement; (b) by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, by notice compulsorily acquire the shares of any non-tendering shareholder on the same terms as the original offer unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise; (c) Where the acquiring party or parties hold not less than 95% of the shares or a class of shares of the Company, by acquiring, pursuant to a notice given to the remaining shareholders or class of shareholders, the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares (in which case the appraised value is payable or the acquiring party may withdraw its notice to acquire the shares). This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired;

or (d) by a merger or amalgamation transaction.

Stockholder/Shareholder Proposals	The DGCL does not include a provision restricting the manner in which nominations for directors may be made by stockholders or the manner in which business may be brought before a meeting.

Eligible shareholder(s) may, as set forth below and at their own expense (unless the Company otherwise resolves), require the Company to: (a) give notice to all shareholders entitled to receive notice of the annual general meeting of any resolution that the shareholder(s) may properly move at the next annual general meeting; and/or (b) circulate to all shareholders entitled to receive notice of any general meeting a statement in respect of any matter referred to in any proposed resolution or any business to be conducted at such general meeting. The number of shareholders necessary for such a requisition is either: (i) any number of shareholders representing not less than 5% of the total voting rights of all shareholders entitled to vote at the meeting to which the requisition relates; or (ii) not less than 100 shareholders.

Amendment of Company Charter/Certificate of Incorporation

Delaware law requires that, unless a greater percentage is provided for in the certificate of incorporation, a majority of the outstanding stock entitled to vote is required to approve the amendment of the certificate of incorporation at the stockholders’ meeting.

Bermuda law provides that the Company Charter may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued and outstanding share capital or any class of shares have the right to apply to the Bermuda courts for an annulment of any amendment of the Company Charter adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the Company Charter must be made within 21 days after the date on which the resolution altering the Company Charter is passed and may be made on behalf of persons entitled to make the application by one or more of them. No application may be made by the shareholders voting in favor of the amendment.

Amendment of Bye-laws

Delaware law requires that, unless a greater percentage is provided for in the certificate of incorporation, a majority of the outstanding stock entitled to vote is required to approve the amendment of the bylaws at the stockholders’ meeting.

The Company Bye-laws may be amended, altered, repealed or rescinded by a resolution of the Board passed by a majority of the Directors then in office and eligible to vote on that resolution.

For so long as the Principal Shareholders beneficially own, collectively, at least 30% of the Company’s voting securities, a majority of shareholders can approve the amendment, alteration, repeal, rescission, revocation or amendment of the Company Bye-laws.

For such time that the Principal Shareholders own less than 30%, (A) a vote of 66 2/3% of shareholders is required to amend provisions relating to (i) the appointment of removal of Directors, (ii) indemnification of officers or (iii) business combinations and (B) a majority of shareholders is required to amend provisions related to all other matters.